EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

FIA Card Services, National Association

BA Credit Card Trust

The undersigned, a duly authorized officer of FIA Card Services, National Association (the “Bank”), as Servicer pursuant to the Second Amended and Restated Pooling and Servicing Agreement dated as of October 20, 2006 (as amended from time to time, the “Pooling and Servicing Agreement”) by and between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Second Amended and Restated Series 2001-D Supplement dated as of October 20, 2006 (as amended from time to time, the “Supplement”) by and between the Bank and the Trustee, and the Second Amended and Restated Indenture dated as of October 20, 2006 (the “Indenture”) by and between BA Credit Card Trust and The Bank of New York Mellon, as indenture trustee, does hereby certify that:

1.     The Bank is Servicer under the Pooling and Servicing Agreement.

2.     The undersigned is duly authorized as required pursuant to the Pooling and Servicing Agreement and the Supplement to execute and deliver this Certificate to the Trustee.

3.     This Certificate is delivered pursuant to Section 3.05 of the Pooling and Servicing Agreement and Section 23 of the Supplement.

4.     A review of the Servicer’s activities during the twelve-month period ended June 30, 2008 and of its performance under the Pooling and Servicing Agreement, the Supplement and the Indenture has been made under my supervision.

5.     To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement, the Supplement and the Indenture in all material respects throughout such twelve-month period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 15th day of September 2008.

By:        /s/ Elizabeth S. Buie

Name: Elizabeth S. Buie

Title: Senior Vice President